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                                                                   EXHIBIT 10.91

                                     UPAM

                             UNITED PANAM MORTGAGE

                     A DIVISION OF PAN AMERICAN BANK, FSB



July 6, 1998



Mr. Edward L. Pollard
304 Marigold Avenue
Corona del Mar, CA  92625

Dear Ed:

This letter sets forth the basic terms and conditions of your employment with UNITED PANAM MORTGAGE CORPORATION ("UPAM"). By signing this letter, you will be agreeing to these terms.

1. UPAM agrees to employ and Employee agrees to serve UPAM as President in accordance with the terms of this Agreement and for a term of three years, subject to Paragraph 7.

2. Duties.  Employee will serve UPAM as President and shall have such corporate
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   authority as shall be reasonably required to enable Employee to discharge his duties. Employee, if requested, shall serve, without any additional compensation, as Division President of Pan American Bank, FSB ("PAB") to the extent some or all mortgage operations are operated as a division of PAB. Employee agrees to observe and comply with the rules and regulations of UPAM as adopted by UPAM or PAB Boards of Directors and to carry out and perform orders, directives and policies of such Boards as they may from time to time direct. Employee shall report to the Chairman of the Board of UPAM and with respect to any duties to PAB or United PanAm Financial Corp. ("UPFC") to the President and Chief Executive Officer.

3. Compensation.
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   a) Base Salary.  You will be paid a base monthly salary of $15,000 (payable
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      as $7,500 semimonthly), which covers all hours worked. Generally, your salary will be reviewed by the Board of UPAM at least annually or at the time of any promotion.
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   b) Bonuses.  At least annually, the UPAM Board will review your performance
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      and based on such review, and on such other factors as the Board may deem to be relevant pursuant to the annual Bonus Plan in effect for the year ending December 31, 1998, shall pay Employee a prorated bonus of up to 75% of Employee's Base Salary at the discretion of the Board taking into consideration Employee's contribution to UPAM's attainment of operating goals which have been established by the Board relating to pre-tax net income, return on shareholders' equity and other similar factors, provided however, a minimum bonus only for the year ended December 31, 1998 of $50,000 will be paid by February 15, 1999. For the years 1999 and thereafter a business plan, which Employee will direct the preparation thereof and that will be approved by the UPAM Board of Directors, which will project pre-tax income for each year, the attainment of which will become the primary goal for bonus compensation payment.

   c) Additional Benefits.  During the Term hereof, Employee shall participate
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      in any bonus, pension, 401(k), profit, incentive compensation, medical, life insurance, disability or similar plan, and shall receive all perquisites, available to executives of UPAM (or United PanAm Financial Corp. ("UPFC") to the extent it provides umbrella plans to cover executives of all subsidiaries) at or below Employee's level of responsibility to the extent Employee meets the eligibility requirements. As additional benefits, UPAM will reimburse Employee for the cost of an additional $250,000 of term life insurance each year during the term hereof, and will attempt to obtain a waiver of the eligibility waiting period for medical insurance and, if not able to do so, reimburse Employee for the COBRA cost while waiting. Employee shall also be entitled to receive the benefits specified on Exhibit I to this Agreement ("Additional Benefits").

   d) Vacation.  Employee shall be entitled to twenty (20) days of paid vacation
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      each twelve month period, which shall accrue on a pro rata basis from the
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      date of this employment agreement.

4. Services.  Employee shall devote his full business time, energy and ability
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   exclusively to the business affairs and interest of UPAM and PAB.

5. Trade Secret and Confidential Information.  During the term of this
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   Agreement, you will have access to "Confidential Information", which includes, but is not limited to, (i) financial and other sensitive information that UPAM receives from its customers; (ii) confidential business, trade secret and financial information provided you by UPAM; (iii) personnel information (including without limitation employee compensation); and (iv) other confidential business information. You understand that information concerning UPAM's business and the business of its customers is a valuable, special and unique asset and must be held in the strictest confidence. You agree that you will not disclose information concerning UPAM business or the business of its customers; except as required by UPAM or by law. All Confidential Information shall be the sole property of UPAM, and where applicable, its customers. You agree that upon termination of your employment for any reason, or upon request, you will deliver to UPAM all Confidential Information as well as all documents,
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   data, records and communications, and all drawings, models, prototypes or similar visual or conceptual presentation of any type, and all copies or duplicates, provided to you or obtained by you during your employment.

6. Nonsolicitation.  During your employment and for a period of two years
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   immediately following your employment, you shall not, directly or indirectly, engage or participate in the solicitation or attempt to solicit fellow employees to work for any business that is in competition in any manner whatsoever with the business of UPAM, including such business as conducted through PAB as a division thereof

7. Termination.  UPAM may terminate this Agreement of Employment at any time for
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   cause without further obligation or liability to Employee.  The term "for cause" shall include the grounds specified in the Office of Thrift Supervision Rules and Regulations and Federal Deposit Insurance Corporation.

   UPAM may, notwithstanding any other provision of this agreement, terminate Employee's employment at will for any reason without any liability or obligation to Employee, except for the following termination payments:

      i) During the three year term of this agreement after the commencement of employment an amount equal to one year base salary, or

      ii) If in the event of a change of control (more than a 50% change in ownership or sale of substantially all the assets) where you are not offered substantially the same position, an amount equal to one year base salary.

8. Employment.  You and UPAM acknowledge and agree that you were previously
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   employed by one or more other financial institutions in capacities similar to the capacities proposed herein. In connection with any such prior employment, you hereby represent and warrant to UPAM as follows:

   . No Breach of Prior Agreement. Your execution and delivery of this Agreement and your performance of the obligations contemplated hereunder will not result in a breach of any prior employment agreement, whether written or oral, that you may have entered into with any former employer or other third party.

   . No use of Confidential or Proprietary Information. While in the employ of UPAM, whether pursuant to this Agreement or otherwise, you will not make use of any information, manuals, document, files, reports, studies or other materials that may have been used and/or developed while you were in the employ of any prior employer(s), which information and/or materials are or may be deemed of a confidential or proprietary nature by such other prior employer(s).
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   .  You further acknowledge and agree that any violation by you of this
      Section shall constitute grounds for termination of your employment hereunder and that you may be held liable by UPAM for any losses or damages suffered by UPAM as a result of any such violation.

9. Integrated Agreement.  This Agreement supersedes any prior agreements,
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   representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and UPAM, PAB and UPFC with respect to the subject matters herein.

We look forward to your joining UPAM and helping us achieve even greater levels of success. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return in to me.

Very truly yours,

/s/ John T. French

John T. French
Chairman
United PanAm Mortgage Corporation


______________________________________________________________________________


I agree to the terms of employment set forth in this Agreement.


/s/ Edward L. Pollard                         July 8, 1998
_____________________________________________________________________
Associate                                          Date
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                                                                       EXHIBIT I
                                                                       ---------
                              ADDITIONAL BENEFITS

SIGN-ON BONUS
-------------

Employee will receive a $50,000 one-time bonus upon the commencement of employment.


GRANT OF OPTIONS
----------------

Approximately upon the date Employee signs this Agreement, Employee shall receive a grant of options covering 70,000 shares of United PanAm Financial Corp. ("UPFC") exercisable at a price based on the closing market price on such date. Such options shall vest over a three year period. The options, and all rights thereto, shall be governed solely by the UPFC Plan and administration by the UPFC Board or a Committee thereof. In the event of a change of control, as defined in Paragraph 7 of the Agreement, all such options shall vest immediately.


GUARANTEE OF EXCHANGE VALUE
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Employee presently has existing grants of stock options from his former employer, certain of which are unvested. A schedule setting forth the approximate total value based on an agreed market price of $21 per share, of such unvested Options over their total exercise price (the ("gain") is attached as Exhibit I(a), which Employee represents and affirms, is accurate. Concurrently with the commencement of employment, Employee shall receive an Option grant for 70,000 of UPFC shares as set forth above. It is the intention of the parties to assure Employee that he will obtain, in realized value of UPFC Options and/or cash, the approximate "gain" on the unexercised options with his former employer.

UPAM will collectively guarantee that Employee will realize $362,000 of equivalent "gain" by the dates and as computed hereinafter. Accordingly, on the dates set forth below, Employee shall be entitled to receive additional cash compensation, if any, as follows:

1. On August 31, 2001, an amount equal to the excess, if any, of $362,000 over the Value as defined below, of Employee's UPFC options which are then vested, or

2. On the date your employment shall be terminated, other than for cause, and including the result of a change of control, the measurement, the date, and the payment amount referred to in (1) above shall be accelerated to a date that precedes Employee's termination of employment by five business days.

For the purpose hereof, the term "Value" shall mean the average closing price of UPFC stock for fifteen trading days proceeding the dates referred to in (1) and
(2) above, less the exercise price of the relevant vested UPFC options as of such date, multiplied by the number of shares covered by such relevant vested options.

In the event employment is terminated voluntarily by Employee before the full term of the Agreement or by the Company for cause, then no excess over the Value of the vested UPFC option shall be due and owing and Employee will be allowed to exercise his vested options as provided by the terms of the Option Plan.